Exhibit 99.1

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

CONTACT:
Timothy J. Wilmott	Joseph N. Jaffoni, Richard Land
Chief Executive Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING NAMES SAUL V. REIBSTEIN CHIEF FINANCIAL OFFICER

- Brings Over 35 Years of Public Company Accounting,

Finance and Strategic Management Expertise to New Role -

Wyomissing, PA (November 25, 2013) — Penn National Gaming, Inc. (PENN: NASDAQ) (“Penn” or the “Company”), announced today the appointment of Saul V. Reibstein, as Senior Vice President and Chief Financial Officer, effective December 4, 2013, subject to customary regulatory approvals.  Mr. Reibstein, who served as a member of the Company’s Board of Directors since June 2011 and as Chairman of the Board’s Audit Committee, succeeds William J. Clifford, who assumed the role of Chief Financial Officer of Gaming and Leisure Properties, Inc. (“GLPI”) following the spin-off of GLPI from Penn on November 1, 2013.  Mr. Reibstein will report directly to Penn’s Chief Executive Officer, Timothy J. Wilmott.

Concurrent with the commencement of his employment as Senior Vice President and Chief Financial Officer, Mr. Reibstein will resign from the Company’s Board of Directors, reducing the size of the Board to six members.  John J. Jacquemin, a current Audit Committee member who previously served as Chairman of the Audit Committee, will succeed Mr. Reibstein as the Chairman of the Audit Committee.

Mr. Reibstein, a CPA, brings over 35 years of public accounting experience and extensive gaming industry knowledge as well as experience with Penn to his new role.  At Penn, Mr. Reibstein will be responsible for the Company’s financial and treasury functions, including financial and periodic reporting to the Securities and Exchange Commission, bank relationships, conducting internal and industry analysis to support the Company’s goals for growth, investor relations, and transactional activity.

For 11 years, Mr. Reibstein served as a partner at BDO Seidman, LLP (now BDO USA, LLP), a professional services firm providing assurance, tax, financial advisory and consulting services to a wide range of publicly-traded and privately-held companies.  At BDO he was the partner in charge of the Philadelphia office from June 1997 to December 2001 and Regional Business Line Leader from December 2001 until September 2004.  Since 2004, Mr. Reibstein has served as a member of the senior management team of CBIZ, Inc., a New York Stock Exchange-listed professional services company.  During his tenure at CBIZ, he held a number of positions including, most recently, Senior Managing Director with responsibility for the firm’s New York practice since January 2012.  He also oversaw the firm’s business development efforts and managed nine of the firm’s business units within its Financial Services Group.  In addition, since July 2010 he has served as a member of the Board of Directors of Vishay Precision Group, Inc., a publicly traded company, where he is Chairman of the Audit Committee and a member of both the Compensation and Nominating and Corporate Governance committees.

Penn National Gaming Chief Executive Officer, Timothy Wilmott, commented, “Saul brings extensive strategic, financial, and accounting experience as well as a deep understanding of the gaming industry and Penn National to his new role.  This background will be invaluable to our management team, finance and accounting departments and Board of Directors as we seek to build value for shareholders.  Having worked with Saul over the past three years, I am confident that his accounting and gaming industry knowledge, combined with his experience as a member of the Company’s Board, will enable him to quickly play a key role in our future growth and success.  We look forward to the benefit of his contributions as we manage our growing regional gaming portfolio while executing our near-term priorities to de-leverage and strengthen our balance sheet, evaluate strategic acquisitions and pursue new revenue and growth opportunities.”

Saul Reibstein added, “Having worked closely with the Company for over 15 years in both an auditing and Board capacity, I am excited to join Penn National at this time and look forward to working with Tim, the corporate and property management and the Board of Directors to achieve the Company’s strategic and financial goals.  Importantly, during his tenure, Bill Clifford established an extraordinary finance department, which remains in place following the spin-off of GLPI.  I look forward to working with this team to extend Penn National’s well-earned reputation as a leading national regional gaming company focused on growth and expansion.”

Saul Reibstein earned a Bachelor of Business Administration from Temple University in 1969 and is an active member of several professional and civic associations including the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants, United Way of Southeastern Pennsylvania, Abramson Center for Jewish Living (Board Member), Federation Housing, Inc. (past President), and is a lifetime trustee of Congregation Adath Jeshurun in Elkins Park, Pennsylvania.

About Penn National Gaming

Penn National Gaming, through its subsidiaries, owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates twenty-six facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario. In aggregate, Penn National’s operated facilities feature approximately 31,000 gaming machines, 800 table games, 2,900 hotel rooms and 8.8 million of property square footage.

Forward-Looking Statements

This press release includes “forward-looking statements”  within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about Penn and its subsidiaries, and accordingly, any forward looking statements are qualified in their entirety by reference to the factors described in Penn’s Annual Report on Form 10-K for the year ended December 31, 2012, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”). All subsequent written and oral forward looking statements attributable to Penn or persons acting on Penn’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. Penn undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

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